Exhibit 5.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 28, 2013

Board of Directors

UnitedHealth Group Incorporated

300 UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We are acting as special counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Underwriting Agreement, dated February 25, 2013 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBS Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement (as defined below) and the Pricing Agreement, dated February 25, 2013 (“Pricing Agreement”), among the Company and the Representatives relating to the proposed issuance by the Company of its Floating Rate Notes due August 28, 2014 in the aggregate principal amount of $250,000,000 (the “2014 Notes”), its 1.625% Notes due March 15, 2019 in the aggregate principal amount of $500,000,000 (the “2019 Notes”), its 2.875% Notes due March 15, 2023 in the aggregate principal amount of $750,000,000 (the “2023 Notes”) and its 4.250% Notes due March 15, 2043 in the aggregate principal amount of $750,000,000 (the “2043 Notes” and, collectively with the 2014 Notes, the 2019 Notes and the 2023 Notes, the “Debt Securities”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (333-172235) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2011. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to matters of fact relevant to the opinion expressed herein, we have relied on the representations and statements of fact made in the aforesaid documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture, dated as of February 4, 2008, between the Company and the Trustee, included as Exhibit 4.1 to the Registration Statement (the “Indenture”) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of even date herewith of Kuai H. Leong, Senior Deputy General Counsel of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration therefor specified in the Pricing Agreement and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the Indenture, the Debt Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated February 14, 2011 (the “Prospectus”) and under the caption “Legal Matters” in the supplement to the Prospectus dated February 25, 2013, each of which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP